SUB-ITEM 77C

Submission of matters to a vote of security holders

A Special meeting of the shareholders of the funds was held
June 16, 2010, to vote on the following proposals. The proposals received the required number of votes of American Century
Target Maturities Trust, or the applicable fund, and were adopted.
A summary of voting results is listed below the proposals.

Proposal: To elect one Director to the Board of Trustees

Frederick L.A. Grauer

Affirmative:    552,084,713.08
Against:    20,296,441.22
Abstain   0
Broker Non-votes 0

Previously elected Trustees whose term of office continued
after the meeting include: John Freidenrich, Ronald J. Gilson,
Peter F. Pervere, Myron S. Scholes, John B. Shoven and
Jonathan S. Thomas

Proposal: To approve a management agreement with American
Century Investment Management, Inc.
   Target 2010
Affirmative  102,491,052.25
Against   1,796,120.92
Abstain   2,299,689.97
Broker Non-votes 25,609,837.28

   Target 2015
Affirmative  147,143,806.99
Against   4,629,333.94
Abstain   4,620,715.25
Broker Non-votes 47,723,311.03

   Target 2020
Affirmative  98,297,356.32
Against   2,170,463.12
Abstain   2,981,504.33
Broker Non-votes 28,170,100.69

   Target 2025
Affirmative  75,928,266.22
Against   1,518,477.01
Abstain   2,603,340.06
Broker Non-votes 24,397,778.92